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                                                                    EXHIBIT 23.2


CUSHMAN & WAKEFIELD, INC.


Attn: Claudia Pieropan
Hines Horticulture, Inc.
12621 Jeffrey Road
Irvine, California 92620

Date: August 11, 2006

Subject: Consent to Referencing Cushman & Wakefield, Inc. Valuation

Gentlemen and Mesdames,

We hereby consent to the inclusion of references to us and to our reports relating to the valuation of certain facilities of Hines Nurseries, Inc. and Hines Horticulture, Inc. ("Hines") in Hines' notes to financial statements contained in reports and other filings made and to be made by Hines with the Securities and Exchange Commission.


Sincerely,
/s/ Matthew Mondanile
Matthew Mondanile
Cushman & Wakefield, Inc.